Exhibit 99.1

MARTIN MARIETTA APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

Raleigh, N.C. (November 5, 2018) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced the appointment of Dorothy M. Ables to its Board of Directors, effective November 5, 2018.  With Ms. Ables’ appointment, the Martin Marietta Board comprises 10 directors, four of whom have joined since 2016. Ms. Ables will serve on Martin Marietta’s Audit Committee.

Ms. Ables brings significant financial and operational leadership experience to the Martin Marietta Board. Most recently, she served as Chief Administrative Officer of Spectra Energy Corp. from November 1, 2008 until her retirement in February 2017, culminating a more than 30-year career at Spectra Energy and its predecessor companies. As CAO, Ms. Ables was responsible for information technology, human resources, support services and community relations. Prior to that, she held roles as Vice President of Audit Services and as Chief Ethics and Compliance Officer for Spectra, and as Senior Vice President and Chief Financial Officer for Duke Energy Gas Transmission. Ms. Ables began her career in the audit department of Peat, Marwick, Mitchell & Co., a predecessor of KPMG.

Ward Nye, Chairman and Chief Executive Officer, stated, “Over the last several years, the Nominating and Corporate Governance Committee has further diversified and strengthened our Board, ensuring that we have the right mix of skills and experience to continue building on Martin Marietta’s long track record of success. As part of this continuous Board refreshment process, we are pleased to add a leader of Dorothy’s caliber, and believe her financial acumen and wide-ranging C-suite management experience make her uniquely qualified. Dorothy is a well-known and highly regarded businessperson in Texas, which a key market for Martin Marietta. We look forward to leveraging her deep knowledge of the State’s business and political environment, as well as the energy industry more broadly.”

About Dorothy Ables

Ms. Ables, 60, currently serves as a member of the board of directors of Cabot Oil & Gas Corporation (NYSE: COG), where she is on the Audit and Compensation Committees. She also sits on the board of Houston Methodist Hospital Foundation. Ms. Ables has been named one of Texas’ Most Powerful and Influential Women by the National Diversity Council and one of Houston’s Most Influential Women by Houston Woman magazine. Ms. Ables graduated from the University of Texas at Austin with a Bachelor of Business Administration in Accounting.

MLM Appoints New Board member

November 5, 2018

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:
Suzanne Osberg
Vice President, Investor Relations
(919) 783-4691
Suzanne.Osberg@martinmarietta.com